                                                                     Exhibit 5.1

                [EMENS, KEGLER, BROWN, HILL & RITTER LETTERHEAD]

                                October 15, 1996

                                 FORM OF OPINION

Benton Oil and Gas Company
1145 Eugenia Place
Suite 200
Carpinteria, California  93013

Gentlemen:

      We have acted as counsel for Benton Oil and Gas Company (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of up to 735,714 shares of common stock, $0.01 par value per share (the "Shares"), and options to purchase up to 123,774 shares of common stock (the "Options"), to be offered to holders of common stock and/or options of Crestone Energy Corporation, a Colorado corporation ("Crestone") in connection with the merger of Crestone with a subsidiary of the Company. In this connection, we have examined the Certificate of Incorporation, the Bylaws and the respective amendments thereto, the directors' and stockholders' minutes, and the Registration Statement filed with the Securities and Exchange Commission, and exhibits thereto, and such other documents that we have deemed necessary to the opinion hereinafter expressed.

      We are of the opinion that the Shares are validly authorized and upon their issuance in exchange for shares of common stock of Crestone, as contemplated by the Registration Statement, will be legally issued, fully paid, and non-assessable.

      We are of the opinion that the Options are validly authorized and upon their issuance in exchange for options to purchase common stock of Crestone will be legally issued.

      We are of the opinion that the Shares issued upon exercise of the Options as contemplated by the Stock Option Plan and Stock Option Agreements will be validly authorized, legally issued, fully paid, and non-assessable.

      We hereby consent to the reference to Emens, Kegler, Brown, Hill & Ritter Co., L.P.A. appearing under the heading "Legal Matters" in the Registration Statement and any amendments thereto and the Prospectus of the Company relating to the proposed exchange of the Shares and Warrants.

                        Very truly yours,

                        EMENS, KEGLER, BROWN, HILL & RITTER CO., L.P.A.



                        By:_____________________________________________

                                                                     Exhibit 8.1

                [EMENS, KEGLER, BROWN, HILL & RITTER LETTERHEAD]

                       -----------------------------------

                                 FORM OF OPINION

                       -----------------------------------


Crestone Energy Corporation
ATTN: Randall C. Thompson
303 East 17th Avenue, STE 810
Denver, CO  80203

      Re: The Merger of CEC Acquisition Company With and Into Crestone Energy Corporation--Federal Income Tax Opinion

Gentlemen:

      Pursuant to Section 6.2(e) of the Agreement (defined below), you have requested our opinion respecting certain of the material federal income tax consequences attendant with the Transaction (also defined below). Pursuant to the Agreement and Plan of Merger, dated September 20, 1996 (the "Agreement"), by and among Benton Oil and Gas Company, a Delaware corporation ("Benton"), CEC Acquisition Company, a Colorado corporation and an indirect, wholly-owned subsidiary of Benton (the "Merger Sub") and Crestone Energy Corporation, a Colorado corporation ("Crestone"), the Merger Sub shall merge with and into Crestone. Pursuant to the Agreement, all the issued and outstanding common stock of Crestone (the "Crestone Stock") shall be canceled and converted into shares of common stock, par value $0.01, per share, of Benton (the "Benton Stock"). In addition, pursuant to the Agreement, Benton shall substitute its stock option, exercisable for shares of Benton Stock (the "Replacement Options") all of the outstanding Crestone stock options (the "Crestone Options"). The merger of the Merger Sub with and into Crestone, the substitution of the Replacement Options for the Crestone Options and the other transactions contemplated by the Agreement shall constitute the "Transaction".

      Except as otherwise provided in our opinion, capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement or in the certificates delivered to our firm by Benton, Merger Parent, Merger Sub and Crestone containing certain representations of Benton, Merger Parent, Merger Sub, Crestone and certain Crestone Stockholders (the "Representation Certificates"). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code"). We have acted as counsel to Benton, Merger Parent, and Merger Sub in connection with the negotiation, preparation, execution and delivery of the Agreement, and the related transactions contemplated by the Agreement.

                [EMENS, KEGLER, BROWN, HILL & RITTER LETTERHEAD]

Crestone Energy Corporation
______________, 1996
Page 2


                               DOCUMENTS EXAMINED

      In connection with rendering our opinion, we have examined the following:

            1. The Agreement,

            2. The Crestone Energy Corporation 1990 Stock Option Plan (the "Crestone Option Plan"), and

            3. Such other documents, records and matters of law as we have deemed necessary or appropriate in connection with rendering our opinion (collectively, the "Examined Documents").

      In our review and examination of each of the foregoing, we have assumed, without independent investigation or examination, (a) the genuineness of all signatures, the authenticity of all documents submitted to us, the conformity to all original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of all such originals of such latter documents; (b) the due execution, completion, acknowledgment and public filing, where applicable, of any of the Examined Documents, as indicated in such documents, and the delivery of all documents and instruments and the consideration recited in such documents by all parties; (c) that all parties have the necessary power and authority, corporate or otherwise, to execute and deliver the Examined Documents, and documents attendant therewith, to which they are a party and to perform their obligations under such documents, and that all such actions have been duly and validly authorized by all necessary proceedings;
(d) that the Examined Documents and the documents attendant therewith, constitute legal, valid and binding obligations to each party thereto enforceable against each party in accordance with their respective terms, except
(i) as enforcement of such documents may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general, from time to time in effect; (ii) subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law and the availability of equitable remedies; and
(iii) subject to implied covenants of good faith, fair dealing and commercially reasonable conduct, judicial discretion and instances of multiple or equitable remedies and applicable public policies and laws.

                [EMENS, KEGLER, BROWN, HILL & RITTER LETTERHEAD]

Crestone Energy Corporation
______________, 1996
Page 3


                               FACTUAL ASSUMPTIONS

      In rendering our opinion, we have made the following factual assumptions:

      1. The factual representations and warranties of the Parties contained in the Representation Certificates, which we may deem material to our opinion, are all true in all respects as of the date of our opinion, except as may otherwise be set forth in or contemplated by, any of the Examined Documents.

      2. The factual representations and warranties, other than those matters about which we specifically opine, of the parties contained in the Examined Documents, which we may deem material to our opinion, are all true in all respects as of the date hereof, except as may be otherwise set forth in or contemplated by the Examined Documents.

      3. The transaction contemplated by the Examined Documents and all the transactions related thereto or contemplated thereby shall be consummated in accordance with the terms and conditions of such documents, except as may be set forth in and or contemplated by any closing document delivered by the parties at the closing of the Transaction.

      4. Each document derived from a public authority is accurate, complete and authentic and all official records (including their proper indexing and filing) are accurate and complete.

      5. There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealings among any of the foregoing which would, in any case, define, supplement or qualify the terms of the Examined Documents.


                           LIMITATIONS ON OUR OPINION

       The following limitations shall apply with respect to our opinion:

      1. Our opinion is based upon the various provisions of the Code, the Treasury Regulations promulgated thereunder and the interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters as of the date hereof, all of which are subject to change either prospectively or retroactively.

                [EMENS, KEGLER, BROWN, HILL & RITTER LETTERHEAD]

Crestone Energy Corporation
______________, 1996
Page 4

No opinion is rendered with respect to the effect, if any, of any pending or future legislation, judicial or administrative regulations or rulings, which may have a bearing on any of the foregoing. We have not been asked to render an opinion with respect to any federal income tax matters except those set forth below. Likewise, we have not been asked to render any opinion with respect to any foreign, local or state income tax consequences of the Transaction. By rendering our opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws. Accordingly, our opinion should not be construed as applying in any manner to any aspect of the transactions contemplated by the Examined Documents, other than as set forth below.

      2. Our opinion does not consider the possible application of the "golden parachute" provisions of Sections 280(G), 3121(v)(2) and 4999 of the Code or Sections 305, 306 and 357 of the Code or the regulations promulgated thereunder or the effect of the classification of Benton, Merger Parent, Merger Sub or Crestone as a collapsible corporation within the meaning of Section 341 of the Code.

      3. Our opinion does not consider the survival and/or availability to Benton or Crestone after the Transaction of any Crestone federal income tax attributes, including any net operating loss carryforward, after application of any provision of the Code, as well as the regulations promulgated thereunder. Our opinion does not consider the tax consequences of the Transaction that may be relevant to particular security holders and companies, such as dealers in securities, foreign persons, holders of the Crestone Options, except as specifically set forth in our Opinion No. 7, or warrants, or holders of shares acquired upon the exercise of stock options or in other compensatory arrangements.

      5. Our opinion does not consider the tax consequences to Crestone Shareholders of other transactions effected prior to or after the Transaction (whether or not such transactions are consummated in connection with the Transaction).

      6. All the factual assumptions set forth above are material for our opinion and have been relied upon by us in rendering our opinion. Any material inaccuracy of any one or more of the above set out factual assumptions may render all or a part of the opinion inapplicable to the transactions contemplated by the Examined Documents.

                [EMENS, KEGLER, BROWN, HILL & RITTER LETTERHEAD]

Crestone Energy Corporation
______________, 1996
Page 5


                                     OPINION

                  Based upon the foregoing and subject to the qualifications set forth herein, it is our opinion that:


                  1. The Transaction shall be characterized as a "reorganization" within the meaning of Section 368(a)(1) of the Code.

                  2. No gain or loss shall be recognized by Crestone Stockholders who exchange their Crestone Stock solely for shares of Benton Stock pursuant to the Agreement.

                  3. The aggregate bases of the shares of Benton Stock to be received by each Crestone Stockholder, including a fractional share interest not actually received, shall be the same, in each instance, as the basis of the Crestone Stock surrendered in exchange therefor.

                  4. The holding period of the shares of Benton Stock to be
            received by each Crestone Stockholder in the Transaction shall include the period during which the Crestone Stock surrendered in exchange therefor was held; provided, that, such Crestone Stock was held as a capital asset in the hands of such Crestone Stockholder.

                  5. Crestone Stockholders who exercise dissenters' rights with respect to their Crestone Stock and who receive cash payments for such shares from Crestone shall generally recognize capital gain or loss for federal income tax purposes, measured by the difference between such Crestone Stockholder's basis in such Crestone Stock and the amount of cash received therefor; provided, that, such Crestone Stock was held by such dissenting Crestone Stockholder as a capital asset at the time of the Transaction.

                  6. Cash payments in lieu of fractional share interests of
            Benton Stock shall be treated as if such fractional shares had been received in the Transaction, and then redeemed by Benton. A Crestone Stockholder receiving such cash shall recognize gain or loss upon such payment equal to the difference between such Crestone Stockholder's basis in the fractional share interest, and the amount of cash received in exchange therefor. The resulting gain or loss shall be capital gain or

                [EMENS, KEGLER, BROWN, HILL & RITTER LETTERHEAD]

Crestone Energy Corporation
______________, 1996
Page 6

            loss if such Crestone Stock exchanged for such fractional share interest was held as a capital asset by such Crestone Stockholder on the effective date of the Transaction.

                  7. The holders of the Crestone Options shall not recognize any gain or loss solely as a result of the substitution of the Replacement Options for the Crestone Options.

      Our opinion represents our firm's best judgment regarding the federal income tax consequences of the Transaction. Our opinion is not binding upon the Internal Revenue Service or any courts. Our opinion may not be distributed or otherwise made available to any other person or entity without our firm's prior written consent.

                                    Very truly yours,

                                    EMENS, KEGLER, BROWN, HILL & RITTER
                                    CO., L.P.A.



                                    By:______________________________________
                                          Larry K. Carnahan, Vice President

LKC:mec